INSURED                 John D. Specimen

POLICY NUMBER           4101


           Flexible Premium Variable Universal Life Insurance Policy
                               Non-participating

                                                              HOW TO CONTACT US:
                                                                  Service Center
                                                                 5900 "O" Street
                         A STOCK COMPANY                   Lincoln NE 68510-2234
                  A NEBRASKA CORPORATION                            or
                                            P.O. Box 82550 Lincoln NE 68501-1889
                                                                  1-800-745-1112
                                                             FAX: 1-402-467-7335

                                                           variable.ameritas.com

                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

Read this policy carefully. If you are dissatisfied with it for any reason, you may return it to the selling agent or to us for a refund within (1) ten days from the date it is delivered to you, (2) ten days after mailing or delivery of a cancellation notice, or (3) forty-five days after the application is signed, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains and losses. Otherwise, the amount of the refund will equal the gross premiums paid.

Please review the copy of the application attached to this policy. This application is a part of your policy, and this policy was issued on the basis that the answers to all questions and the information shown on the application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, or if any past medical history has been omitted, please notify us within ten days from the date this policy is delivered to you.

                  President                          Secretary
YOU MAY ALLOCATE PREMIUMS AMONG VARIABLE INVESTMENT OPTIONS OR TO A FIXED INTEREST OPTION. YOU HAVE THE INVESTMENT RISK (INCLUDING POSSIBLE LOSS OF PRINCIPAL) ON AMOUNTS ALLOCATED TO THE VARIABLE INVESTMENT OPTIONS. YOU MAY ALSO CHOOSE TO ALLOCATE ALL OR PART OF YOUR INVESTMENT TO A FIXED INTEREST OPTION, WHICH IS OUR RISK. THE DEATH BENEFIT (SEE SECTION 3) AND THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS YOU CHOOSE.

4101

POLICY SPECIFICATIONS


Insured:  John D Specimen          Policy Number:

Initial Face                       Policy Date:  February 1, 2005
Amount:  $500,000
                                   *Planned Annual
Issue Age - Sex:  35 Male          Periodic Premium:  $5,215.00

Owner:  John D Specimen            Minimum Initial Premium:  $5,215.00

                                   Minimum Face
                                   Amount: $100,000

Guaranteed Death Benefit Period } The Guaranteed Death Benefit period will expire no later than February 1, 2008.

Risk Class:  Preferred, No-Tobacco Use

Fixed Account Minimum Credited Rate:   3.50%

Loans:
The maximum loan interest rate is 5.50%. The maximum interest rate for any part of a loan that qualifies for the reduced loan interest rate is 3.50%. The interest credited on any policy value in the loan account will be 3.00%.

Modes of Payment for Planned Periodic Premiums:
  Annual           Semi-Annual             Quarterly         Monthly EFT

  $5,215.00        $2,607.50               $1,303.75         $434.58

* This reflects the planned premium and mode you selected at issue. For further information, see policy Section 4. Premium Payments.

                             BENEFITS SPECIFICATIONS

Insured:  John D Specimen                                 Policy Number:

                                        Initial
                                      Face Amount            Maturity or
Benefit                               of Insurance        Expiration Date*

Flexible Premium Variable Life         $500,000            Insured's Death
Form 4101**


* NOTE: It is possible that coverage may not continue to the date of death if premium payments are not sufficient. ** Form number corresponds to form number in the lower left hand corner of each benefit description.

                              RIDER SPECIFICATIONS

Insured:  John D Specimen                                       Policy Number:

                                          Annual                 Maturity or
Benefit               Face Amount         Cost *               Expiration Date




*    For any rider, this is the annual rider cost of insurance at issue.  (NOTE:
     These amounts shown are not additional premiums due but are the amounts deducted from the policy value.) See each rider for further information.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

                                      1-RS

                               INVESTMENT OPTIONS

--------------------------------------------------------------------------------
SEPARATE ACCOUNT: Ameritas Variable Life Insurance Company (AVLIC)
                  Separate Account V
------------------------------------------------ -------------------------------
REFERRED TO AS                                   SUBACCOUNT
                                                 UNDERLYING PORTFOLIO
------------------------------------------------ -------------------------------
AMERITAS PORTFOLIOS (subadvisor)                 Income and Growth (Alger)
                                                 Index 500 (State Street)
                                                 MidCap Growth (Alger)
                                                 Money Market (Calvert)
                                                 Small Capitalization (McStay)
------------------------------------------------ -------------------------------
AMERICAN CENTURY                                 VP Income & Growth
                                                 VP Value
------------------------------------------------ -------------------------------
FIDELITY (Initial Class)                         VIP Asset Manager
                                                 VIP Contrafund(R)
                                                 VIP Equity-Income
                                                 VIP Growth
                                                 VIP High Income
                                                 VIP Investment Grade Bond
                                                 VIP Mid Cap
------------------------------------------------ -------------------------------
SUMMIT                                           EAFE International Index
                                                 Nasdaq-100 Index
                                                 Russell 2000 Small Cap Index
                                                 S&P MidCap 400 Index
------------------------------------------------ -------------------------------
THIRD AVENUE                                         Value
--------------------------------------------------------------------------------
Net premiums also may be allocated to the AVLIC Fixed Account
--------------------------------------------------------------------------------
AVLIC FIXED ACCOUNT
--------------------------------------------------------------------------------

                              SCHEDULE OF CHARGES

RISK CHARGE:
The maximum daily risk charge is .002459% (.90% annually) for policy years 1-15 and .001776% (.65% annually) for policy years 16 and later.

ADMINISTRATIVE CHARGE:
The annual administrative charge is made up of three components.

          Per Policy  Expense  Charge:
          The maximum  annual  charge is $120.

          Per $1000 of Initial  face amount Charge:

          The maximum annual charge is $2.16 per $1000 of initial face amount for policy years 1-20 and $0.00 for policy years 21 and later.

          Per $1000 of Increase in face amount Charge:
          Refer to the Table of Annual Administrative Charges For Increases.

PERCENT OF PREMIUM CHARGE:
The maximum charge is 7.5% of premiums received.

TRANSFER CHARGE:
The first 15 transfers between investment options per policy year are free. Thereafter, there may be a $10 charge for each transfer.

PARTIAL WITHDRAWAL CHARGE:
The maximum charge for each partial withdrawal is the lesser of $50 and 2% of the amount withdrawn.

SURRENDER CHARGE:
The following table shows the maximum surrender charge for the initial face amount based on the policy year of surrender.

For any increase in face amount, a surrender charge based on the increase will be imposed in addition to the surrender charges stated below.

Policy Year

of Surrender              Amount
--------------------------------
1                          $6,775.00
2                          $6,500.00
3                          $6,230.00
4                          $5,960.00
5                          $5,620.00
6                          $5,080.00
7                          $4,535.00
8                          $3,925.00
9                          $3,385.00
10                         $2,845.00
11                         $2,235.00
12                         $1,690.00
13                         $1,150.00
14                           $540.00
15                             $0.00
                                      1-SC

                           TABLE OF GUARANTEED ANNUAL
                            COST OF INSURANCE RATES*

Insured: John D Specimen                         Policy Number:

Issue Age - Sex:  35 Male                        Policy Date:  February 1, 2003

 -------------------------------------- ---------------------------------------
 Policy Year     Rate Per $1,000         Policy Year     Rate Per $1,000
 Beginning       Of Amount               Beginning       Of Amount
 February 1      At Risk                 February 1      At Risk
 --------------- ----------------------- ---------------------------------------
 --------------- ----------------------- ---------------------------------------
 2003                                    2036
 2004                                    2037
 2005                                    2038
 2006                                    2039
 2007                                    2040
 2008                                    2041
 2009                                    2042
 2010                                    2043
 2011                                    2044
 2012                                    2045
 2013                                    2046
 2014                                    2047
 2015                                    2048
 2016                                    2049
 2017                                    2050
 2018                                    2051
 2019                                    2052
 2020                                    2053
 2021                                    2054
 2022                                    2055
 2023                                    2056
 2024                                    2057
 2025                                    2058
 2026                                    2059
 2027                                    2060
 2028                                    2061
 2029                                    2062
 2030                                    2063
 2031                                    2064
 2032                                    2065
 2033                                    2066
 2034                                    2067
 2035                                    and later

 --------------- ----------------------- ---------------------------------------

                    TABLE OF SURRENDER CHARGES FOR INCREASES

The additional surrender charge imposed under this policy for each increase in face amount will be based on the table shown below. The charges shown in the table are maximum surrender charges per $1000 of increase in face amount. The actual surrender charge in any year following an increase will be reduced, as necessary, to the maximum surrender charge permitted by state law.

The maximum surrender charge is determined at the time of the increase and is based on age, sex and risk class of the insured at the time of the increase. See
Section 8 of the policy for further information.

------------- ------------------------------------ ------------------------------------ -------------------------------------
                          MALE RATES                          FEMALE RATES                          UNISEX RATES
------------- ----------------- ------------------ ----------------- ------------------ ----------------- -------------------
 Issue Age                       Issue Ages 0-19                      Issue Ages 0-19                      Issue Ages 0-19
at Increase      No-Tobacco            or             No-Tobacco            or             No-Tobacco             or
                    Use            Tobacco Use           Use            Tobacco Use           Use            Tobacco Use
------------- ----------------- ------------------ ----------------- ------------------ ----------------- -------------------
     0                                4.22                                 3.34                                  4.04
     1                                4.34                                 3.43                                  4.16
     2                                4.45                                 3.54                                  4.27
     3                                4.61                                 3.64                                  4.42
     4                                4.77                                 3.75                                  4.56
     5                                4.94                                 3.88                                  4.71
     6                                5.10                                 4.00                                  4.88
     7                                5.30                                 4.14                                  5.07
     8                                5.51                                 4.29                                  5.26
     9                                5.74                                 4.44                                  5.48
     10                               5.98                                 4.62                                  5.70
     11                               6.25                                 4.79                                  5.95
     12                               6.51                                 4.99                                  6.20
     13                               6.77                                 5.17                                  6.44
     14                               7.04                                 5.36                                  6.70
     15                               7.31                                 5.59                                  6.96
     16                               7.43                                 5.70                                  7.08
     17                               7.55                                 5.85                                  7.20
     18                               7.67                                 5.96                                  7.31
     19                               7.78                                 6.09                                  7.44
     20             7.90              8.58               6.21              6.52               7.56               8.16
     21             8.00              8.73               6.34              6.64               7.67               8.30
     22             8.12              8.85               6.47              6.89               7.78               8.45
     23             8.24              9.00               6.59              7.15               7.90               8.63
     24             8.37              8.95               6.72              7.26               8.03               8.61
     25             8.48              8.90               6.85              7.54               8.15               8.63
     26             8.85              9.24               7.15              8.00               8.50               8.99
     27             9.25              9.62               7.47              8.48               8.89               9.38
     28             9.68              10.20              7.78              8.97               9.29               9.95
     29            10.14              10.63              8.16              9.34               9.73              10.37
     30            10.63              11.37              8.54              9.98              10.20              11.08
     31            11.14              11.77              8.94              10.69             10.69              11.55
     32            11.70              12.54              9.36              11.32             11.23              12.29
     33            12.28              13.07              9.80              11.99             11.77              12.85
     34            12.89              13.94             10.27              12.72             12.36              13.70
     35            13.55              14.91             10.77              13.48             13.00              14.62
     36            14.24              15.50             11.31              14.28             13.65              15.26
     37            15.00              16.54             11.86              15.14             14.36              16.26
     38            15.78              17.62             12.45              16.05             15.10              17.30
     39            16.61              18.77             13.07              16.74             15.89              18.35


------------- ----------------- ------------------ ----------------- ------------------ ----------------- -------------------

                              (Continued next page)




                    TABLE OF SURRENDER CHARGES FOR INCREASES

                                   (Continued)

------------- ------------------------------------ ------------------------------------ ------------------------------------
                          MALE RATES                          FEMALE RATES                         UNISEX RATES
------------- ----------------- ------------------ ----------------- ------------------ ----------------- ------------------
 Issue Age                       Issue Ages 0-19                      Issue Ages 0-19                      Issue Ages 0-19
at Increase      No-Tobacco            or             No-Tobacco            or             No-Tobacco            or
                    Use            Tobacco Use           Use            Tobacco Use           Use            Tobacco Use
------------- ----------------- ------------------ ----------------- ------------------ ----------------- ------------------
     40            17.49              20.15             13.72              17.84             16.74              19.68
     41            18.42              20.95             14.41              18.79             17.61              20.51
     42            19.39              22.34             15.13              19.90             18.53              21.85
     43            20.43              23.81             15.87              20.74             19.51              23.19
     44            21.52              25.38             16.66              21.98             20.55              24.70
     45            22.69              27.24             17.49              23.08             21.65              26.41
     46            23.94              28.83             18.38              24.28             22.82              27.92
     47            25.27              30.71             19.31              25.35             24.07              29.64
     48            26.65              32.74             20.31              26.46             25.37              31.48
     49            28.14              34.91             21.35              28.05             26.78              33.54
     50            29.74              37.18             22.47              29.22             28.28              35.58
     51            31.43              39.13             23.66              30.62             29.87              37.42
     52            33.22              41.10             24.90              32.03             31.56              39.28
     53            35.15              43.87             26.24              33.98             33.37              41.88
     54            35.82              46.12             27.66              35.58             34.19              44.00
     55            37.64              48.94             29.17              37.05             35.94              46.56
     56            38.84              50.23             29.71              37.85             37.01              47.74
     57            40.00              51.19             30.25              38.48             38.05              48.64
     58            41.13              52.14             30.75              39.10             39.05              49.53
     59            42.25              53.97             31.26              39.75             40.05              51.12
     60            43.32              56.32             31.77              41.30             41.01              53.31
     61            45.63              58.05             33.44              43.22             43.18              55.79
     62            48.08              58.00             35.24              45.52             45.51              58.00
     63            50.67              57.95             37.14              47.99             47.95              57.95
     64            53.43              57.91             39.18              50.63             50.57              57.91
     65            56.34              57.87             41.34              53.74             53.33              57.87
     66            57.82              57.83             43.65              56.47             56.29              57.83
     67            57.74              57.78             46.16              57.78             57.74              57.78
     68            57.65              57.72             48.86              57.72             57.65              57.72
     69            57.44              57.65             51.83              57.65             57.44              57.65
     70            57.17              57.54             55.05              57.54             57.17              57.54
     71            56.95              57.42             56.95              57.26             56.95              57.42
     72            56.72              57.34             56.72              56.98             56.72              57.34
     73            56.56              57.10             56.44              56.74             56.56              57.10
     74            56.39              56.76             56.12              56.51             56.39              56.76
     75            56.20              56.45             55.78              56.25             56.20              56.45
     76            55.88              56.19             55.41              55.95             55.88              56.19
     77            55.59              55.98             55.02              55.61             55.59              55.98
     78            55.36              55.83             54.54              55.24             55.36              55.83
     79            55.15              55.69             54.09              54.89             55.10              55.69
     80            54.95              55.12             53.71              54.57             54.86              55.12
     81            53.65              53.76             52.81              53.33             53.57              53.76
     82            53.25              53.25             52.63              53.20             53.25              53.25
     83            52.74              52.74             52.50              52.74             52.74              52.74
     84            52.28              52.28             52.28              52.28             52.28              52.28
     85            52.01              52.01             52.01              52.01             52.01              52.01
     86            51.91              51.91             51.87              51.91             51.91              51.91
     87            51.95              51.98             51.39              51.98             51.95              51.98
     88            51.95              52.28             49.26              50.29             51.95              52.28
     89            51.85              52.53             49.23              50.01             51.21              52.00
     90            50.21              51.30             48.05              48.63             49.53              50.10
------------- ----------------- ------------------ ----------------- ------------------ ----------------- ------------------






                         TABLE OF ANNUAL ADMINISTRATIVE

                              CHARGES FOR INCREASES

An annual administrative charge per $1000 will apply to increases in face amount based on the tables below. The annual administrative charge per $1000 will be based on the age, sex, and risk class of the insured at the time of the increase.

          Applies for 20 years from the Effective Date of the Increase

------------- ----------------------------------- ------------------------------------ -------------------------------------
                          MALE RATES                         FEMALE RATES                          UNISEX RATES
------------- ----------------- ----------------- ----------------- ------------------ ----------------- -------------------
 Issue Age                      Issue Ages 0-19                      Issue Ages 0-19                      Issue Ages 0-19
at Increase      No-Tobacco            or            No-Tobacco            or             No-Tobacco             or
                    Use           Tobacco Use           Use            Tobacco Use           Use            Tobacco Use
------------- ----------------- ----------------- ----------------- ------------------ ----------------- -------------------
     0                                1.32                                1.32                                  1.32
     1                                1.32                                1.32                                  1.32
     2                                1.44                                1.32                                  1.32
     3                                1.44                                1.32                                  1.32
     4                                1.44                                1.32                                  1.32
     5                                1.44                                1.32                                  1.32
     6                                1.44                                1.44                                  1.44
     7                                1.44                                1.44                                  1.44
     8                                1.44                                1.44                                  1.44
     9                                1.56                                1.44                                  1.44
     10                               1.56                                1.44                                  1.44
     11                               1.56                                1.44                                  1.44
     12                               1.56                                1.44                                  1.44
     13                               1.56                                1.44                                  1.44
     14                               1.56                                1.44                                  1.44
     15                               1.56                                1.44                                  1.44
     16                               1.56                                1.44                                  1.44
     17                               1.56                                1.44                                  1.44
     18                               1.56                                1.44                                  1.44
     19                               1.44                                1.44                                  1.44
     20             1.44              1.56              1.44              1.44               1.44               1.44
     21             1.44              1.56              1.44              1.44               1.44               1.44
     22             1.44              1.56              1.44              1.44               1.44               1.44
     23             1.44              1.56              1.44              1.44               1.44               1.44
     24             1.44              1.56              1.32              1.44               1.32               1.44
     25             1.44              1.56              1.32              1.44               1.32               1.44
     26             1.44              1.56              1.44              1.44               1.44               1.44
     27             1.56              1.68              1.44              1.56               1.44               1.56
     28             1.56              1.68              1.44              1.68               1.44               1.68
     29             1.68              1.80              1.44              1.68               1.56               1.68
     30             1.68              1.92              1.56              1.80               1.56               1.80
     31             1.80              1.92              1.56              1.92               1.68               1.92
     32             1.92              2.04              1.56              2.04               1.80               2.04
     33             1.92              2.16              1.56              2.04               1.80               2.04
     34             2.04              2.28              1.68              2.16               1.92               2.16
     35             2.16              2.52              1.68              2.28               2.04               2.40
     36             2.16              2.52              1.80              2.40               2.04               2.40
     37             2.28              2.64              1.80              2.52               2.16               2.52
     38             2.40              2.88              1.92              2.64               2.28               2.76
     39             2.52              3.00              1.92              2.76               2.40               2.88
     40             2.64              3.24              2.04              2.88               2.52               3.12
     41             2.76              3.24              2.16              3.00               2.64               3.12
     42             2.88              3.48              2.28              3.12               2.76               3.36
     43             3.00              3.72              2.28              3.24               2.76               3.60
     44             3.12              3.84              2.40              3.36               2.88               3.72
     45             3.24              4.08              2.52              3.48               3.00               3.96
     46             3.36              4.32              2.64              3.60               3.12               4.08
     47             3.60              4.56              2.76              3.72               3.36               4.32
     48             3.72              4.80              2.76              3.84               3.48               4.56
     49             3.84              5.04              2.88              4.08               3.60               4.80
------------- ----------------- ----------------- ----------------- ------------------ ----------------- -------------------
(Continued next page)



                         TABLE OF ANNUAL ADMINISTRATIVE
                              CHARGES FOR INCREASES

                                   (Continued)

------------- ----------------------------------- ------------------------------------ -------------------------------------
                          MALE RATES                         FEMALE RATES                          UNISEX RATES
------------- ----------------- ----------------- ----------------- ------------------ ----------------- -------------------
 Issue Age                      Issue Ages 0-19                      Issue Ages 0-19                      Issue Ages 0-19
at Increase      No-Tobacco            or            No-Tobacco            or             No-Tobacco             or
                    Use           Tobacco Use           Use            Tobacco Use           Use            Tobacco Use
------------- ----------------- ----------------- ----------------- ------------------ ----------------- -------------------
     50             4.08              5.40              3.00              4.20               3.84               5.16
     51             4.20              5.64              3.12              4.32               3.96               5.28
     52             4.44              5.88              3.36              4.56               4.20               5.52
     53             4.68              6.12              3.48              4.80               4.44               5.76
     54             4.68              6.36              3.60              4.92               4.44               6.00
     55             4.92              6.72              3.72              5.04               4.68               6.36
     56             5.04              6.84              3.84              5.16               4.80               6.48
     57             5.16              6.96              3.84              5.16               4.80               6.60
     58             5.28              7.08              3.84              5.16               4.92               6.60
     59             5.52              7.20              3.96              5.16               5.16               6.72
     60             5.64              7.56              3.96              5.40               5.28               7.08
     61             5.88              7.80              4.20              5.52               5.52               7.32
     62             6.24              8.16              4.32              5.76               5.76               7.68
     63             6.60              8.64              4.56              6.00               6.12               8.04
     64             6.96              9.00              4.80              6.24               6.48               8.40
     65             7.32              9.48              5.04              6.60               6.84               8.88
     66             7.80             10.32              5.40              7.20               7.32               9.60
     67             8.28             11.28              5.76              8.04               7.68              10.56
     68             8.76             12.12              6.12              8.76               8.16              11.40
     69             9.36             13.20              6.60              9.60               8.76              12.48
     70             9.96             14.28              7.08              10.44              9.36              13.44
     71            10.56             15.36              7.68              11.40              9.96              14.52
     72            11.28             16.68              8.28              12.48             10.68              15.84
     73            12.00             18.24              9.00              13.44             11.40              17.28
     74            12.84             19.56              9.72              14.64             12.12              18.48
     75            13.68             20.88             10.44              15.84             12.96              19.80
     76            13.92             22.80             11.16              16.44             13.32              21.48
     77            14.28             24.12             11.88              17.16             13.80              22.68
     78            14.52             25.92             12.72              18.00             14.16              24.24
     79            14.64             27.36             13.44              18.84             14.40              25.56
     80            14.76             29.04             13.92              19.92             14.52              27.12
     81            15.36             30.48             14.64              21.72             15.12              28.68
     82            15.96             32.04             15.36              23.52             15.84              30.24
     83            16.68             33.60             16.20              25.32             16.56              31.92
     84            17.28             35.28             16.92              27.36             17.16              33.60
     85            18.00             37.08             17.76              29.40             17.88              35.52
     86            18.72             40.20             18.96              31.92             18.72              38.52
     87            19.56             43.56             20.16              34.56             19.68              41.76
     88            20.28             47.16             21.48              37.44             20.52              45.12
     89            21.12             50.88             22.80              40.32             21.36              48.72
     90            21.96             54.72             24.12              43.44             22.32              52.44
------------- ----------------- ----------------- ----------------- ------------------ ----------------- -------------------
*        The rates shown are annual rates per $1000 of insurance. To calculate the monthly rate, the annual rate is divided by 12 and rounded to the nearest five decimal places. These rates apply to the basic policy and do not include the cost for riders. The rates shown have been adjusted if this policy was issued with a table and/or flat extra rating as shown on the Policy Specifications page.

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


                    TABLE OF CONTENTS

                    SPECIFICATIONS...........................................1

                    POLICY OVERVIEW...........................................

SECTION             1.     DEFINITIONS........................................

SECTION             2.     GENERAL PROVISIONS.................................

                    2.1    Entire Contract....................................
                    2.2    Meaning of In Force................................
                    2.3    Contacting Us......................................
                    2.4    Owner Rights and Privileges........................
                    2.5    Beneficiary Rights and Privileges..................
                    2.6    Assigning This Policy..............................
                    2.7    Delay of Payments..................................
                    2.8    Misstatement of Age or Sex.........................
                    2.9    Suicide............................................
                    2.10   Representations and Contestability.................
                    2.11   Non-participating Policy...........................
                    2.12   When This Policy Terminates........................
                    2.13   Reports to You.....................................
                    2.14   Illustrations......................................

SECTION             3.     DEATH BENEFIT AND FACE AMOUNT......................

                    3.1    Death Benefit......................................
                    3.2    Satisfactory Proof of Death........................
                    3.3    Death Benefit Proceeds.............................
                    3.4    Interest on Death Benefit Proceeds.................
                    3.5    Changes in Face Amount.........................
                    3.6    Decrease in Face Amount............................
                    3.7    Increase in Face Amount............................

SECTION             4.     PREMIUM PAYMENTS...................................

                    4.1    Minimum Initial Premium............................
                    4.2    Planned Periodic Premium...........................
                    4.3    Unscheduled Payments...............................
                    4.4    Premium Limits.....................................
                    4.5    Where to Pay Premiums..............................
                    4.6    Net Premium........................................
                    4.7    Allocating Premium.................................

SECTION             5.     LAPSE, GRACE PERIOD AND
                           REINSTATEMENT......................................

                    5.1    Lapse..............................................
                    5.2    Guaranteed Death Benefit...........................
                    5.3    Net Funding........................................
                    5.4    Required Funding...............................
                    5.5    Changes to Guaranteed Death Benefit............
                    5.6    Guaranteed Death Benefit Grace Period..........
                    5.7    Policy Grace Period................................
                    5.8    Reinstating This Policy............................

SECTION             6.     INVESTMENT OPTIONS.................................

                    6.1    Selecting Your Investments.........................
                    6.2    Separate Account...................................
                    6.3    Valuation of Assets................................
                    6.4    Substitution of Portfolios.........................
                    6.5    Fixed Account......................................

SECTION             7.     TRANSFERS..........................................

                    7.1    Transfers Generally................................
                    7.2    Subaccount Transfers...............................
                    7.3    Fixed Account Transfers............................
                    7.4    Time Period for Special Transfer...................

SECTION             8.     POLICY VALUE.......................................

                    8.1    Policy Value.......................................
                    8.2    Policy Value in the Subaccounts....................
                    8.3    Accumulation Units.................................
                    8.4    Accumulation Unit Value............................
                    8.5    Policy Value in the Fixed Account..................
                    8.6    Interest on Policy Value in the Fixed Account......
                    8.7    Policy Value in the Loan Account...................
                    8.8    Surrender Value....................................

SECTION             9.     CHARGES............................................

                    9.1    Percent of Premium Charge .........................
                    9.2    Monthly Deduction..................................
                    9.3    Administrative Charge..............................
                    9.3    Cost of Insurance Charge...........................
                    9.4    Cost of Riders.....................................
                    9.5    Assessing the Monthly Deduction ...................
                    9.6    Risk Charge........................................
                    9.7    Surrender Charge...................................
                    9.8    Partial Withdrawal Charge..........................
                    9.9    Transfer Charge....................................
                    9.10   Fees Charged by the Portfolios.....................

SECTION             10.    LOAN BENEFITS......................................

                    10.1   Making a Policy Loan...............................
                    10.2   Loan Interest......................................
                    10.3   Reduced Loan Interest Rate.........................
                    10.4   Other Borrowing Rules..............................
                    10.5   Repaying Policy Debt...............................

SECTION             11.    POLICY SURRENDER AND
                           PARTIAL WITHDRAWALS................................

                    11.1   Surrender of This Policy...........................
                    11.2   Partial Withdrawals................................


SECTION             12.    PAYMENT OF POLICY PROCEEDS.........................

                    12.1   Selection of Payment Option........................
                    12.2   Payment of Policy Proceeds.........................
                    12.3   Payment Options....................................

SECTION             13.    NOTES ON OUR COMPUTATIONS..........................

                    13.1   Basis of Computation...............................
                    13.2   Methods of Computing Values........................

TABLES FOR SETTLEMENT OPTIONS.................................................

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


                                POLICY OVERVIEW

This is a flexible premium variable universal life insurance policy. This policy pays Death Benefit Proceeds to the beneficiary upon the insured's death, or pays a surrender value to you if you surrender this policy. You have flexibility under this policy. Within certain limits, you can vary the amount and timing of premium payments, change the Death Benefit, change the Guaranteed Death Benefit period or funding period, and transfer amounts among the investment options. You may allocate policy premium and transfer policy value among several different variable investment options where you can gain or lose money on your investment, or to a fixed rate option where we guarantee you will earn a fixed rate of interest. You can take out a policy loan, make a partial withdrawal, or surrender your policy completely, subject to certain restrictions. However, loans, withdrawals and surrenders may be subject to income tax and penalty tax.

Your policy value and Death Benefit Proceeds will go up or down as a result of the investment experience of the investment options you have selected. Even if you pay planned periodic premiums, your policy could lapse if the surrender value is not enough to pay the Monthly Deductions. However, your policy will not lapse during the Guaranteed Death Benefit period if the requirements of the Guaranteed Death Benefit provision have been met. Your policy's Death Benefit Proceeds will never be less than the current face amount less any outstanding policy debt and unpaid Monthly Deductions.

As variable life insurance, this policy is a security and must be sold pursuant to a prospectus registered with the Securities and Exchange Commission. We encourage you to read the prospectus together with your policy.

                             SECTION 1. DEFINITIONS

Accumulation Units are an accounting unit of measure used to calculate the policy value allocated to subaccounts of the Separate Account. It is similar to a share of a mutual fund. The policy describes how accumulation units are calculated.

Attained Age means the insured's issue age, increased by the number of completed policy years.

Beneficiary means the person to whom the Death Benefit Proceeds are payable upon the death of the insured. The beneficiary is designated by the owner in the application. If changed, the beneficiary is as shown in the latest change filed and recorded with us. If no beneficiary survives the insured, the owner or the owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee.

Business Day is each day that the New York Stock Exchange is open for trading.

Collateral Assignee means another person or entity that accepts the owner's use of this policy as collateral security for any liability of the owner.

Coverage Date means the date the policy is delivered to and received by you, and we have received the required premium. It is the date when you have life insurance coverage with us. If the coverage date is after the policy date, the coverage date is the date when life insurance coverage with us begins. The coverage date will be shown in a confirmation notice sent to you.

Face Amount of this policy means the minimum amount of insurance coverage provided under this policy while this policy remains in force. The initial face amount is shown on the Benefits Specifications page. Adjustments and changes to the face amount can occur as discussed in Section 3.

Insured means the person shown on the Policy Specifications page upon whose life this policy is issued.

Investment Options means collectively the policy subaccount options invested in underlying investment portfolios where you have the risk that your investment may gain or lose value, and the Fixed Account fixed interest rate option where we have the investment risk and guarantee a certain return on your investment.

Issue Age means the age of the insured on the insured's birthday nearest to the policy date or the age of the insured on the insured's birthday nearest to the effective date of an increase in coverage.

Last Deduction Date is the latest monthly activity date that there was enough surrender value to cover the Monthly Deductions if Guaranteed Death Benefit is not in effect.

Loan Account is an account we maintain for your policy if you have a policy loan outstanding. The loan account is credited with interest and is not affected by the experience of the Separate Account. The loan account is part of our general account.

Monthly Activity Date means the same date in each succeeding month as the policy date.

Outstanding Policy Debt means the sum of all unpaid policy loans and accrued interest on policy loans.

Owner, You, Your means the owner of this policy, as designated in the application or as subsequently changed. If a policy has been absolutely assigned, the assignee is the owner. A collateral assignee is not the owner. See
Section 2.4 for the rights and privileges of the owner.

Planned Periodic Premium means a selected, scheduled premium of a level amount at a fixed interval. The initial planned periodic premium you selected is shown on the Policy Specifications page .

Policy Date is shown on the Policy Specifications page. The policy date is used to determine the policy anniversary dates, policy years, and policy months. The policy date will be either: (1) the policy date specifically requested by you and approved by us, or (2) the policy date determined for the policy. If the coverage date is after the policy date, you WILL NOT have life insurance coverage on the policy date as not all financial requirements have been completed. The coverage date will be the effective date for all insurance coverage provided under the policy.

Policy/Accumulation Value means the total of the assets in the Subaccounts, the Fixed Account and the Loan Account that are allocated to your policy.

Policy Year means a year as measured from the policy date or a policy anniversary date.

Pro-rata means allocating a dollar amount among certain investment options in proportion to the policy value in those investment options.

Required Premium means the full amount due through the first policy month following the coverage date.

Subaccount is a division within the Separate Account for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio.

Surrender means termination of this policy at your request for its surrender value while the insured is alive. See Section 11 of this policy.

Surrender Charge means the charge subtracted from the policy value on the surrender of this policy. Refer to the Schedule of Charges page.

Surrender Value means the policy value on any business day, less any surrender charge and less any outstanding policy debt.

We, Us, Our, Ameritas, AVLIC means Ameritas Variable Life Insurance Company.

Written Notice or Request is on a form approved by or acceptable to us, signed by you, that gives us the information we require in good order and is received at our Service Center. If you are writing to change the beneficiary, request a withdrawal or for any other purpose, contact us or your agent/representative to learn what form or information is required.

                          SECTION 2. GENERAL PROVISIONS

2.1  Entire Contract

This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the premiums shown on the Policy Specifications page. This policy, application, any supplemental applications, endorsements, riders and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by one of our officers. We reserve the right to modify this policy to comply with, or to give the owner the benefit of, any federal or state statute or any rule or regulation thereunder. No agent/representative is authorized to change this policy or waive any of its provisions.

2.2 Meaning of In Force

This policy will remain in force while the Guaranteed Death Benefit is in effect or as long as there is enough surrender value on each monthly activity date to cover the Monthly Deduction.

2.3 Contacting Us

To answer your questions, request forms or to send additional premiums, contact your agent/representative or write or call us at:

                       Ameritas Variable Life Insurance Company
                       Service Center
                       P.O. Box 82550
                       Lincoln, Nebraska 68501-2550
                       or
                       5900 "O" Street
                       Lincoln, Nebraska 68510-2234 1-800-745-1112
                       variable.ameritas.com

Express mail packages must be sent to our street address.

2.4 Owner Rights and Privileges

The policy owner is the person(s) or legal entity who may exercise all rights and privileges under this policy. These include naming a successor-owner, changing the policy beneficiary, and assigning this policy. If you are not the insured, you should name a successor-owner who will become the owner if you die before the insured dies. If you die before the insured dies and there is no successor-owner, ownership will pass to your estate.

2.5 Beneficiary Rights and Privileges

The beneficiary receives the Death Benefit Proceeds upon the insured's death. You may change the beneficiary by sending written notice to us, unless the named beneficiary is irrevocable. The change is effective as of the date we record and acknowledge the change, even if the insured dies before we do so. The change will not apply to any payments made or other action taken by us before we record the change. If the named beneficiary is irrevocable, you may change the named beneficiary only by written notice signed by both you and the beneficiary. Unless you indicate otherwise, multiple beneficiaries who are alive upon death of the insured will be paid equally.

If the named beneficiary dies before you, then your estate is the beneficiary until you name a new beneficiary.

The interest of any beneficiary is subordinate to that of any collateral assignee.

2.6 Assigning This Policy

You may assign this policy. Any assignment is subject to any policy debt. For an assignment to bind us, we must receive a signed copy of the assignment in our Service Center. We are not responsible for the validity of any assignment.

2.7 Delay of Payments

We usually will pay any amounts payable from the Separate Account as a result of a policy loan, full surrender, partial withdrawal or death claim within seven
(7) calendar days after we receive your written request. We can delay such payments or any transfers of amounts between subaccounts or into the Fixed Account if:

a. the New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

b. the Securities and Exchange Commission by order permits the postponement for the protection of owners; or

c. an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We may defer the payment of a full surrender, partial withdrawal or policy loan from the Fixed Account for up to six months from the date we receive your written request or for up to two months from the date we receive Satisfactory Proof of Death.

2.8 Misstatement of Age or Sex

If the age or sex of the insured or any person insured by a policy or rider has been misstated on the application, or on any supplemental application, the Death Benefit and any additional benefits provided will be those which would have been purchased by the most recent cost of insurance charge and the cost of any additional benefits at the Insured person's correct age and/or sex.

2.9 Suicide

We will pay only the premiums received, less any partial withdrawal, indebtedness and the cost for riders, if the insured, while sane or insane, commits suicide within two years after the policy date. We will pay only the Monthly Deductions for an increase in face amount if the insured, while sane or insane, commits suicide within two years after the effective date of any increase. Riders to this policy may have separate suicide provisions.

2.10 Representations and Contestability

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties. We can contest this policy for any material misrepresentation of fact. The misrepresentation must have been made in the application attached to this policy when issued or in a supplemental application made a part of this policy when a change in coverage or reinstatement went into effect.

We will not contest the validity of this policy after it has been in force during the insured's lifetime for two years from the policy date or for two years from the date of the most recent reinstatement, if any. We will not contest the validity of an increase in the face amount of coverage after this policy has been in force during the insured's lifetime for two years from the effective date of that increase. Riders to this policy may have separate incontestability provisions.

We may require evidence that the insured is living during the first two years from the policy date or from the effective date of any increase in benefits.

2.11 Non-participating Policy

This policy is non-participating. No dividends will be paid under this policy.

2.12 When This Policy Terminates

This policy will terminate on the earliest of these conditions:

a. When the Guaranteed Death Benefit is not in effect and the surrender value is not enough to cover Monthly Deductions and the policy grace period ends without enough premium being paid.

b.             The insured dies; or

c. You request a complete surrender of this policy and you return this policy to us.

2.13 Reports to You

Within 30 days after each policy anniversary, we will mail you an annual report that shows the status of this policy. It will show the policy value, face amount and Death Benefit. It will also show the premiums paid, expense charges, interest credits, subaccount earnings or losses, any partial withdrawals, loan activity, and cost of insurance. We will also confirm subaccount transfers, lapses, surrenders and any other policy transactions as they occur. You may ask for a report like this at any time. We may charge a fee not to exceed $50 for each report other than the annual report.

2.14 Illustrations

You may, at any time, request a report illustrating hypothetical future values of this policy under guaranteed and current expense assumptions. We will provide one free illustration each policy year. We may charge a fee not to exceed $50 for each additional illustration, where permitted.

                          SECTION 3. DEATH BENEFIT AND
                                   FACE AMOUNT

3.1 Death Benefit

The policy Death Benefit at any time will be either Option A or Option D. The Initial Death Benefit option is shown on the Policy Specifications page. The Death Benefit will not be less than the current face amount.

Option A:

Under Option A, the Death Benefit is the greater of:

a. The face amount; or

b. The policy value multiplied times the corridor percentage from the table shown below.

The Corridor Death Benefit is the amount by which b. exceeds a.

Option D:

Under Option D, the Death Benefit is the greater of:

a. The face amount; plus the policy value in the Separate Account, plus the policy value in the loan account; minus the Adjustment Amount; or

b. The policy value multiplied times the corridor percentage from the table shown below.

The Corridor Death Benefit is the amount by which b. exceeds a.

The Adjustment Amount equals (a) plus (b) where:

(a) is the sum of all transfers from the Fixed Account to the Separate Account since the Death Benefit option became effective; and

(b) is equal to: 1. minus 2., but not less than zero

               1. the sum of all transfers from the Fixed Account to the loan account since the Death Benefit option became effective;

               2. the sum of all transfers from the loan account to the Fixed Account since the Death Benefit option became effective.

                          Table of Corridor Percentages

          Insured's         Corridor         Insured's        Corridor
         Attained Age*     Percentage        Attained Age*    Percentage
         -------------     ----------        -------------    ----------
          40 or less        250%              61               128
          41                243               62               126
          42                236               63               124
          43                229               64               122
          44                222               65               120
          45                215               66               119
          46                209               67               118
          47                203               68               117
          48                197               69               116
          49                191               70               115
          50                185               71               113
          51                178               72               111
          52                171               73               109
          53                164               74               107
          54                157               75-90            105
          55                150               91               104
          56                146               92               103
          57                142               93               102
          58                138               94 and older     101
          59                134
          60                130

* Insured's Attained Age means the attained age at the beginning of the policy year.

Anytime after the first policy year you may change your Death Benefit option, subject to the conditions described here.

You must provide written notice to us of the change. Such change will be effective on the monthly activity date following the date we receive the request.

If you change from Option A to Option D or Option D to Option A, we will make the smallest change in face amount such that the Death Benefit immediately after the option change equals the Death Benefit immediately before the option change.

3.2  Satisfactory Proof of Death means all of the following must be submitted:

a. A certified copy of the death certificate of the insured.

b. A Notice of Death Claim.

c. This policy.

d. Any other information that we may reasonably require to establish the validity of the claim.

3.3 Death Benefit Proceeds

The Death Benefit Proceeds are payable to the beneficiary upon:

a. This policy being in force;

b. Our receipt of Satisfactory Proof of Death of the insured;

c. Our receipt of sufficient beneficiary information to make the payment; and

d. Your election of a payment option.

The Death Benefit Proceeds payable will equal:

a. The Death Benefit on the insured's date of death; plus

b. Any additional life insurance proceeds provided by any rider; minus

c. Any outstanding policy debt; minus

d. Any overdue Monthly Deductions including the Monthly Deduction for the month of death.

3.4 Interest on Death Benefit Proceeds

Death benefit proceeds that are paid in one lump sum will include interest if we do not pay the proceeds within 30 days of receiving Satisfactory Proof of Death. The rate of interest will be the greater of:

a. 1.5% compounded annually

b. our current rate of interest payable on Death Benefit Proceeds.

c. the rate required by State law.

Interest will accrue from the date we receive Satisfactory Proof of Death of the insured to the date of payment of the Death Benefit Proceeds.

3.5 Changes in Face Amount

After the first policy year, you may change this policy's current face amount by written notice to us. Any change will take effect on the monthly activity date on or after the date we approve the change, unless you specify a later date. You may change the face amount only once each policy year. If the Guaranteed Death Benefit is in effect at the time of the change in face amount, we will establish a new Guaranteed Death Benefit period and recalculate a new Guaranteed Death Benefit premium.

3.6 Decrease in Face Amount

A decrease in the face amount is subject to these rules:

a. No decrease is allowed in the first policy year nor during the first 12 policy months following an increase in face amount except for a decrease which is the result of a partial withdrawal.

b. The face amount after the decrease must be at least the Minimum face amount of Insurance shown on the Policy Specifications page.

c. We may limit any requested decrease to the amount necessary to keep this policy in compliance with maximum premium limits under federal tax law.

d. For purposes of determining the new cost of insurance charge, we will first reduce the face amount provided by the most recent increase, then the next most recent increase successively, and finally this policy's initial face amount.

A decrease in face amount will not decrease the surrender charge nor the per $1000 charge.

3.7 Increase in Face Amount

An increase in face amount is subject to these rules:

a.   No increase is allowed in the first policy year.

b.   The insured's age nearest birthday must be 80 or younger.

c. A new application, evidence of insurability, and additional premium may be required for the amount of the increase.

d.   The minimum amount of an increase is $25,000 of face amount.

e. Additional premium may be required if policy value at the time of the increase, minus full surrender charges, minus outstanding policy debt, is less than an amount equal to 12 times what the current Monthly Deduction will be reflecting the increase in face amount.

f. The administrative charge will increase with each increase in face amount. The maximum charges and the duration of the charges are shown on the Table of Annual Administrative Charges for Increases pages.

An increase in face amount will increase the surrender charge.

                           SECTION 4. PREMIUM PAYMENTS

Premiums should be made payable to "Ameritas Variable Life Insurance Company".

4.1 Minimum Initial Premium

In order to put this policy into effect, on or before delivery of this policy you must allocate to the Fixed Account at least the minimum initial premium as shown on the Policy Specifications page.

4.2 Planned Periodic Premium

This is a flexible premium policy. The planned periodic premium is a schedule of equal premiums payable at fixed intervals chosen by you. You need not follow this schedule, nor will following it ensure that the policy will remain in force unless the payments are sufficient to keep the Guaranteed Death Benefit in effect.

4.3 Unscheduled Payments

Unscheduled payments can be made at any time while this policy is in force. If a policy loan exists, you must specifically instruct us to treat any unscheduled payment as a loan or loan interest payment; otherwise, we will treat any unscheduled payment as premium only.

4.4 Premium Limits

We reserve the right to limit the amount and frequency of premium payments. We will not accept that portion of a premium payment which affects the tax qualifications of this policy as described in section 7702 of the Internal Revenue Code, as amended, even if that causes the Guaranteed Death Benefit to no longer be in effect. This excess amount will be returned to you.

4.5 Where to Pay Premiums

Each premium after the first one is payable at our Service Center. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

4.6 Net Premium

Before the premiums paid are allocated to the investment options, a percent of premium charge is deducted. The amount of premium then allocated is called the net premium.

4.7 Allocating Premium

As of your coverage date, we will allocate your initial net premium as follows:

       a. The portion of the initial net premium that you allocate to the Fixed Account will be deposited directly into that account.
       b. The portion of the initial net premium that you allocate to the Separate Account will be deposited into a Money Market Subaccount.

On the 13th day after the coverage date, we reallocate your policy value in the Money Market subaccount among the subaccounts according to your instructions as shown on the application. We will allocate subsequent premiums according to your instructions. You may change allocation of later premiums. Allocations must be in whole percentages and total 100%.

                         SECTION 5. LAPSE, GRACE PERIOD
                                AND REINSTATEMENT

5.1 Lapse

You have two different ways to keep this policy from lapsing. First, the policy will not lapse as long as the Guaranteed Death Benefit remains in effect. The Guaranteed Death Benefit will remain in effect during the Guaranteed Death Benefit period as long as Net Funding equals or exceeds Required Funding on each monthly activity date during the guaranteed benefit period. Second, if the Guaranteed Death Benefit is not in effect, the policy will not lapse as long as the surrender value is greater than the Monthly Deduction on each monthly activity date.

Lapse of the policy may result in adverse tax consequences.

5.2 Guaranteed Death Benefit

While the Guaranteed Death Benefit is in effect, we guarantee that your policy will not lapse. You specify the following when you apply for the policy:

a. The Guaranteed Death Benefit period, the period of time over which the Guaranteed Death Benefit is available.
b. The Guaranteed Death Benefit funding period, the period of time over which you plan to pay for the Guaranteed Death Benefit, and
c. The Guaranteed Death Benefit dump-in premium, the amount of any additional first-year premium you intend to allocate to the Fixed Account in order to reduce the Guaranteed Death Benefit premium.

We calculate the monthly Guaranteed Death Benefit premium based on these specifications. All of this information is shown on the Policy Specifications page.

On each monthly activity date during the Guaranteed Death Benefit period, we will compare Net Funding to Required Funding. If Net Funding equals or exceeds Required Funding, the Guaranteed Death Benefit stays in effect.

5.3 Net Funding

Net Funding equals the sum of the following transactions that occur during the current Guaranteed Death Benefit period:

a.   Premiums allocated to the Fixed Account, plus

b.   Transfers from the Separate Account to the Fixed Account, plus

c.   Transfers from the Loan Account to the Fixed Account, minus

d.   Partial withdrawals from the Fixed Account, minus

e.   Transfers from the Fixed Account to the Separate Account, minus

f.   Transfers from the Fixed Account to the Loan Account.

5.4 Required Funding

On the policy date, Required Funding equals the Guaranteed Death Benefit premium plus Guaranteed Death Benefit dump-in premium, if any. On the first day of any new Guaranteed Death Benefit period after the policy date, Required Funding equals the new Guaranteed Death Benefit premium.

On any monthly activity date other than the first day of a Guaranteed Death Benefit period, Required Funding equals Required Funding on the previous monthly activity date plus one additional monthly Guaranteed Death Benefit premium.

5.5 Changes to the Guaranteed Death Benefit

You may request to change your Guaranteed Death Benefit period or the Guaranteed Death Benefit funding period, free of charge, subject to our minimum and maximum limitations at that time. We will then establish a new Guaranteed Death Benefit period and recalculate the Guaranteed Death Benefit premium. The change will be effective on the monthly activity date following the date we receive your request. You are limited to one requested change in Guaranteed Death Benefit per policy year.

If the Guaranteed Death Benefit is no longer in effect and the grace period has expired, you still may have the option to establish a new Guaranteed Death Benefit period. We will charge a fee not to exceed $25 plus $0.10 per $1000 of the face amount.

If you make certain changes to your policy while the Guaranteed Death Benefit is in effect, we will establish a new Guaranteed Death Benefit period and recalculate the Guaranteed Death Benefit premium. These changes include an increase or decrease in face amount, a change in Death Benefit option, an increase or decrease in the amount of rider coverage, or a change in risk of the insured.

If Net Funding exceeds Required Funding at the end of the Guaranteed Death Benefit period, we will calculate a new Guaranteed Death Benefit period. The new Guaranteed Death Benefit premium will be zero.

5.6 Guaranteed Death Benefit Grace Period

On each monthly activity date during the Guaranteed Death Benefit period, we will compare Net Funding to Required Funding. If Net Funding is less than Required Funding, the Guaranteed Death Benefit is no longer in effect and the Guaranteed Death Benefit grace period begins. We will notify you by mail of the premium payment needed to maintain the Guaranteed Death Benefit. You will have 61 days from the date we mail the notice to pay a sufficient premium. The Guaranteed Death Benefit cannot be reinstated once the it has lapsed. However, you may start a new Guaranteed Death Benefit period as described in Section 5.5.

5.7 Policy Grace Period

On each monthly activity date, if the Guaranteed Death Benefit is not in effect, we will compare surrender value to the Monthly Deduction. If the surrender value is less than the Monthly Deduction, your policy will lapse and the policy grace period will begin.

If your policy lapses, we allow you a 61-day grace period to make a premium payment in order to continue this policy. The grace period begins on the date we mail a notice of the premium necessary to keep this policy in force. We will mail this notice to you at your current address on record with us and to any assignee on record. Insurance coverage continues during the grace period, but this policy has no value for purposes of policy loans or surrenders. If sufficient premium is not paid by the end of the grace period, this policy will terminate without value as of the first day of the grace period. If the insured dies during the grace period, we will deduct outstanding policy debt and due but unpaid Monthly Deductions from the Death Benefit Proceeds payable.

5.8 Reinstating This Policy

If the policy lapses because a grace period ended without sufficient payment being made, you may reinstate it within three years of the date of lapse. To reinstate, we must receive:

a.   written application signed by you and the insured;

b.   evidence of the insured's insurability satisfactory to us;

c.   premium at least equal to the greater of:

     i. an amount sufficient to bring the surrender value after the first Monthly Deduction to an amount greater than zero; or

     ii. three times the current policy month's Monthly Deduction, adjusted for the percent of premium charge.

d.   repayment or reinstatement of any outstanding policy debt.

The effective date of reinstatement will be the monthly activity date on or next following the date the reinstatement is approved.

The face amount of the reinstated policy may not exceed the face amount at the time of lapse. The policy value on the effective date of reinstatement will equal the policy value as of the date of lapse. The surrender charge at reinstatement, if any, will be based on the current policy year as if the policy had never terminated.

The policy cannot be reinstated once it has been surrendered.

                          SECTION 6. INVESTMENT OPTIONS

6.1 Selecting Your Investments

You may allocate all or part of your premium among the Separate Account subaccounts and the Fixed Account option up to a maximum of 20 investment options. Allocations must be in whole percentages and total 100%. Your initial allocation is shown on the policy application. Refer to the Investment Options page for the current subaccounts available.

Please read the policy prospectus for more information about the Separate Account and the subaccount underlying portfolios. Please read the portfolio prospectuses for more information about those subaccounts.

6.2 Separate Account

The Separate Account is a separate investment account of ours. The Separate Account is divided into subaccounts. Each subaccount invests in a corresponding underlying portfolio. The underlying portfolios are not publicly traded mutual funds. The Separate Account subaccounts are shown on the Investment Options page. The value of your policy will go up or down based on the investment performance of the subaccounts you choose.

The assets of the Separate Account are our property. The Separate Account is used only to fund the variable benefits provided under this policy and any other variable life insurance policies supported by the Separate Account. However, they are not credited with earnings or charged with liabilities arising out of any other business we may conduct. No underlying portfolio is charged with liabilities of any other underlying portfolio.

6.3 Valuation of Assets

We will determine the value of the assets of each subaccount at the close of trading on the New York Stock Exchange on each business day.

6.4 Substitution of Portfolios

We do not control the subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available. Federal securities laws require us to retain the right to add or change the subaccounts of the Separate Account, and to eliminate the shares of any subaccount underlying portfolio and substitute shares of another portfolio. If the shares of the underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account, we will first notify you and receive any necessary Securities and Exchange Commission and state approval before making such a change. If a portfolio is eliminated, we will ask you to reallocate any policy value in the eliminated subaccount. If you do not reallocate this amount, we will automatically reallocate it to a money market subaccount.

6.5 Fixed Account

Allocations to the Fixed Account earn a fixed interest rate that we declare. This rate may change. The Fixed Account minimum credited rate is shown on the Policy Specifications page.

Net premiums allocated to and transfers to the Fixed Account under this policy become part of our general account assets which support annuity and insurance obligations. The Fixed Account includes all of our assets, except those assets segregated in separate accounts. We have the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

                              SECTION 7. TRANSFERS

7.1 Transfers Generally

You may transfer amounts into the Fixed Account from the subaccounts at any time during the policy year. A transfer charge may apply as shown on the Schedule of Charges page. The transfer will take effect at the end of the business day during which the transfer request is received in our Service Center.

We reserve the right to limit or prohibit transfers that, in the judgement of the managers of the underlying portfolios, are excessive and will have detrimental effect on portfolio management for the benefit of all policy owners.

7.2 Subaccount Transfers

Each subaccount transfer must be for a minimum of $250 or the balance in the subaccount, if less. The minimum amount which can remain in a subaccount as a result of a transfer is $100. Any amount below this minimum will be included in the amount transferred.

If the value of any subaccount portfolio falls below $100, we may transfer the remaining balance, without charge, to a money market subaccount.

Subaccount transfers may be subject to additional restrictions by the portfolio advisor.

7.3 Fixed Account Transfers

You may make one transfer out of the Fixed Account to any of the other subaccounts only during the 30 day period following each policy anniversary. The allowable transfer amount out of the Fixed Account is limited to the greater of:

a.   25% of your policy value in the Fixed Account; or

b. the amount of any Fixed Account transfer which occurred during the prior 13 months; or

c.   $1,000.

Transfers from the Fixed Account may negatively impact the availability of the Guaranteed Death Benefit. Please refer to Section 5 for further information.

7.4 Time Period for Special Transfer

At any time within 24 months of the policy date you may request a transfer of the entire policy value in the subaccounts to the Fixed Account without incurring a transfer charge.

                             SECTION 8. POLICY VALUE

8.1 Policy Value

On your policy's coverage date, the policy value equals the initial net premium less the Monthly Deductions due since the policy date. On any business day thereafter, your total policy value equals:

a. your policy value in the subaccounts; plus

b. your policy value in the Fixed Account; plus

c. your policy value in the loan account; minus

d. any Monthly Deductions due and unpaid; plus

e. any net premium received that business day, but not yet allocated.

8.2 Policy Value in the Subaccounts

Your policy value in each subaccount on any business day equals:

a. The current number of accumulation units for that subaccount allocated to your policy; multiplied by

b. the current Accumulation Unit Value for that subaccount.

8.3 Accumulation Units

Within any subaccount the number of accumulation units allocated to your policy will increase when:

a. Net premiums are credited to that subaccount;

b. Transfers from other subaccounts or the Fixed Account are credited to that subaccount;

c. Policy debt (principal or interest) is repaid and allocated to the subaccount;

d. Interest credited to the loan account is transferred to the subaccount.

Within any subaccount the number of accumulation units allocated to your policy will decrease when:

a. A policy loan is taken from that subaccount;

b. A partial withdrawal (and any partial withdrawal charge) is taken from that subaccount;

c. Any portion of the Monthly Deduction is taken from that subaccount;

d. A transfer (and any transfer charge) is made from that subaccount to other investment options; or

e. Policy loan interest not paid when due is taken from that subaccount.

Each transaction above will increase or decrease the number of accumulation units allocated to this policy by an amount equal to the dollar value of the transaction divided by the current accumulation unit value on the business day for that transaction.

8.4 Accumulation Unit Value

For each subaccount, the value of an Accumulation Unit (accumulation unit value) was set when the subaccount was established. The unit value of each subaccount reflects the investment performance of that subaccount. The unit value may increase or decrease from one business day to the next.

The unit value of each subaccount on any business day will be calculated as follows:

a. The per share net asset value of the corresponding portfolio on the business day times the number of shares held by the subaccount, before the purchase or redemption of any shares on that date; minus

b.   A daily risk charge shown on the Schedule of Charges page; minus

c. Any taxes payable by the Separate Account that are allocated to the subaccount; divided by

d. The total number of units held in the subaccount on the business day before the purchase or redemption of any units in the subaccount on that date.

8.5 Policy Value in the Fixed Account

Your policy value in the Fixed Account on any business day equals:

a.   policy value in the Fixed Account as of the last deduction date; plus

b. any net premiums credited to the Fixed Account since the last deduction date; plus

c. any transfers from the subaccounts or loan account to the Fixed Account since the last deduction date; minus

d. any transfers from the Fixed Account to the subaccounts or loan account since the last deduction date; minus

e. any partial withdrawals and partial withdrawal charges taken from the Fixed Account since the last deduction date; minus

f. any portion of the Monthly Deduction taken from the Fixed Account since the last deduction date; plus

g. interest credited on the policy value in the Fixed Account since the last deduction date. 8.6 Interest on Policy Value in the Fixed Account

We guarantee that the policy value in the Fixed Account will be credited at no less than the Fixed Account minimum credited rate. We may, at our discretion, credit a higher current rate of interest. The interest rate credited will be the same for all policies having the same plan, policy month, policy year and face amount.

The interest rates described above are annual effective rates. In computing the policy value, the interest rates will be converted to effective rates for the time period over which interest is credited.

8.7 Policy Value in the Loan Account

Your policy value in the loan account (as a result of a policy loan) on any business day equals:

a. Policy value in the loan account as of the last deduction date; plus

b. Policy value transferred to the loan account since the last deduction date; plus

c. interest credited to the loan account since the last deduction date; minus

d. Loan repayments (interest or principal) received since the last deduction date.

8.8 Surrender Value

The surrender value is the policy value, less any applicable surrender charge, and less any outstanding policy debt.

                               SECTION 9. CHARGES


9.1  Percent of Premium Charge

Many states and municipalities impose a premium tax upon us. We also incur federal tax upon policy premium collected. To help recover this cost, we deduct a percent of premium charge from each premium payment. Our guaranteed maximum percent of premium charge is shown on the Schedule of Charges page. We may deduct a charge less than this amount.

9.2  Monthly Deduction

On each monthly activity date, we will deduct an amount from your policy value to pay us for providing the benefits of the policy. This amount is called the Monthly Deduction. On each policy anniversary, we will determine the rates used to calculate the Monthly Deductions for that policy year. These rates will not exceed the maximum rates shown in your policy. We will determine actual rates based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change we make will be on a uniform basis for insureds of the same issue age, sex, insurance risk class, face amount, and the length of time coverages have been in-force.

The Monthly Deduction equals:
(a) the Cost of Insurance Charge; plus
(b) the Administrative Charge; plus
(c) the charges for additional benefits provided by rider, if any.

9.3  Administrative Charge

     The administrative charge is made up of these three components.

     Per Policy Expense Charge. We guarantee this charge will never exceed the maximum charge shown on the Schedule of Charges page. Our current charge may be lower.

     Per $1,000 of Initial face amount Charge. This charge varies by the insured's sex, issue age, and risk class. The maximum charge is shown on the Schedule of Charges page. Our current charge may be lower.

     Per $1,000 of Increase in face amount Charge. This charge varies by the insured's sex, issue age and risk class. The maximum charge is shown on the Table of Annual Administrative Charges for Increases pages. Our current charge may be lower.

9.4 Cost of Insurance Charge

     The cost of insurance charge is deducted from policy value on each monthly activity date. The cost of insurance charge is for providing insurance protection under this policy.

     The cost of insurance charge each month equals:

          -    The Net Amount at Risk for the month; multiplied by

          - The current cost of insurance rate per $1,000 of net amount at risk; divided by

          -    $1,000.

     The Net Amount at Risk in any month equals:

          - the Death Benefit on the monthly activity date, discounted at the Fixed Account Minimum Credited Rate for one month; minus

          - The policy value on the monthly activity date after deducting the charge for any riders selected and the administrative charge but not the cost of insurance charge.

          The Corridor Portion of the Cost of Insurance Charge is the amount of the Cost of Insurance Charge attributable to the Corridor Death Benefit.

9.5 Assessing the Monthly Deduction

If the Guaranteed Death Benefit is not in effect, you may tell us how to allocate the Monthly Deduction among the investment options, provided that the policy value remaining in any selected investment option is at least $100. If you do not, or if there is not enough policy value in any selected investment option, we will allocate the deduction pro-rata among the investment options.

If the Guaranteed Death Benefit is in effect, we will deduct the Corridor Portion of the Cost of Insurance Charge pro-rata from the subaccounts to the extent possible. We will deduct from the Fixed Account any part of the Corridor Portion we are unable to collect from the subaccounts. We will deduct the remainder of the Monthly Deduction from the Fixed Account to the extent possible. We will waive any part of the remainder of the Monthly Deduction we are unable to collect from the Fixed Account.

9.6 Risk Charge

The risk charge is deducted daily from Separate Account assets equal to the annual percentage shown on the Schedule of Charges page. The risk charge is for the mortality risks we assume (that insureds may live for shorter periods of time than we estimate, or the policy value is not enough to keep this policy in force during the Guaranteed Death Benefit period), and also to compensate us for our expenses incurred to administer this policy. The maximum risk charge is shown on the Schedule of Charges page. Our current risk charge may be lower.

9.7 Surrender Charge

Upon a full surrender of your policy, we deduct a surrender charge from the total policy value. The amount and duration of this charge varies by the insured's sex, issue age, risk class, initial face amount, the amount of any increase in the face amount, and the length of time this policy has been in force. Maximum surrender charges applicable to your policy are shown on Schedule of Charges page. We may charge lower surrender charges than the maximums shown. The surrender charge applies from the policy date as to the initial face amount, and from the date of any increase as to increases in the face amount.

If the face amount has been increased, the total surrender charge deducted will be a composite of all charges which apply for each year. The maximum surrender charge is an amount per $1000 of increased face amount based on the insured's issue age, sex and risk class at the time of the increase. We may charge an amount less than the maximum surrender charge amount. The additional surrender charge will be deducted upon the surrender of this policy at any time during the 14 years following the increase. This maximum surrender charge will be determined at the time of each increase and will grade down to zero at the end of 14 years based on the following schedule:

                                % of Maximum Surrender
   Year From Date             Charge at Time of Increase
     of Increase                      Ages 0 - 80
     -----------                      -----------
          1                                100%
          2                                 96%
          3                                 92%

          4                                 88%
          5                                 83%
          6                                 75%
          7                                 67%
          8                                 58%
          9                                 50%
         10                                 42%
         11                                 33%
         12                                 25%
         13                                 17%
         14                                  8%
         15                                  0%

The maximum surrender charge in any year following an increase will be reduced, as necessary, to the maximum surrender charge permitted by State law. See the Table of Surrender Charges for Increases pages. Refer to the schedule above to determine the maximum surrender charge applicable to the increase.

9.8 Partial Withdrawal Charge

Upon a partial withdrawal from your policy, we deduct a partial withdrawal charge as shown on the Schedule of Charges page.

9.9 Transfer Charge

We may deduct a transfer charge for each transfer; however we may permit a limited number without a charge. The amount of the transfer charge and any free transfers are shown on the Schedule of Charges page.

9.10 Fees Charged by the Portfolios

Each subaccount underlying portfolio charges fees separate and apart from this policy. Those fees are not deducted from the policy value. Instead, they are reflected in the net asset value of portfolio shares which, in turn, will affect the Accumulation Unit Values of the subaccounts. See the policy prospectus and prospectuses for the underlying portfolios for more information about these fees.

                            SECTION 10. LOAN BENEFITS


This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called outstanding policy debt. Any outstanding policy debt will be deducted from proceeds payable at the insured's death or on surrender.

10.1 Making a Policy Loan

To obtain a policy loan from us, this policy is the only security required. The minimum loan amount we permit is $500. The maximum available loan amount is equal to the surrender value at the time of the loan less the Monthly Deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.

10.2 Loan Interest

The maximum interest rate on any loan is shown on the Policy Specifications page. We have the option of charging less. Interest accrues daily and becomes a part of the policy debt. Interest payments are due on each policy anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

10.3 Reduced Loan Interest Rate

The loan interest rate will be reduced to the rate shown on the Policy Specifications page for eligible loan amounts. This reduced loan interest rate is available on and after the 5th policy anniversary. The eligible loan amount for a reduced loan interest rate will be equal to the policy value plus any previous partial withdrawals, minus total premiums paid and minus any outstanding policy debt held at a reduced loan interest rate. However, the amount of any new reduced rate loan cannot exceed the maximum available loan amount. If a regular loan is in effect on the policy anniversary, it will be converted to a loan with the reduced loan interest rate up to the eligible amount. Interest on loans with a reduced loan interest rate will accrue at the reduced loan rate.

10.4 Other Borrowing Rules

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the policy debt is transferred out of the investment options and into a loan account. You may tell us how to allocate that policy value from the investment options provided that the policy value remaining in any selected Investment Option is at least $100. Without specific direction, the loan amount will be allocated pro-rata from the subaccounts.

Policy value transferred into the loan account to secure policy debt will be credited with the rate shown on the Policy Specifications page.

Any loan taken from the Fixed Account may negatively impact the availability of the Guaranteed Death Benefit. Please refer to the Guaranteed Death Benefit provision for further information. (Section 5.2)

Any loan transaction will permanently affect the values of this policy. Policy loans lower the surrender value and could cause the policy to lapse as described in Section 5.7.

We may delay granting any loan from the Fixed Account for a period up to six months unless the loan is used to pay premiums on this policy or any other policy we have issued to you.

10.5 Repaying Policy Debt

You can repay policy debt in part or in full anytime during the insured's life while this policy is in force. Repayment of policy debt must be specifically identified as such by you. Loan repayments will not incur a percent of premium charge. When a loan repayment is made, policy value from the loan account will be transferred into the investment options in the same proportion that net premiums are being allocated.

                        SECTION 11. POLICY SURRENDER AND
                               PARTIAL WITHDRAWALS

11.1 Surrender of This Policy

While the insured is alive, you may surrender this policy for its surrender value. For more information about the surrender charge, see Section 8.7 of this policy. The surrender value is payable in one lump sum or under one of the policy Payment Options. See Section 12. Once surrendered, the policy cannot be reinstated.

11.2 Partial Withdrawals

While the insured is alive, you may withdraw part of the policy value. The amount requested and any partial withdrawal charge (see the Schedule of Charges page) will be deducted from the policy value on the date we receive your request. Partial withdrawals are subject to these rules:

a.   A partial withdrawal must be made by written notice.

b. The minimum partial withdrawal amount we permit is $500; the maximum is an amount such that the remaining surrender value is at least $1,000 or an amount sufficient to maintain this policy in force for the next 12 months.

c.   A partial withdrawal is irrevocable.

d. Partial withdrawals result in cancellation of accumulation units from each applicable subaccount. You may tell us how to allocate the partial withdrawal among the investment options, provided that the policy value remaining in any selected Investment Option is at least $100. If you do not, or if there is not enough policy value in any selected Investment Option, the partial withdrawal will be allocated pro-rata among the subaccounts.

If Death Benefit Option A is in effect, then the current face amount as well as policy value will be reduced by the amount of any partial withdrawal, including the partial withdrawal charge.

If Death Benefit Option D is in effect, then the current face amount will be reduced by the amount of the partial withdrawal taken from the Fixed Account. The policy value will be reduced by the amount of the partial withdrawal, including the partial withdrawal charge.

Any partial withdrawals taken from the Fixed Account may negatively impact the availability of the Guaranteed Death Benefit and the amount of the Death Benefit. Please refer to the Guaranteed Death Benefit provision for further information. (Section 4.2)

                             SECTION 12. PAYMENT OF
                                 POLICY PROCEEDS

12.1 Selection of Payment Option

You may elect to have proceeds under the policy paid in one of several payment options.

If another option is not chosen within 60 days of the date we receive Satisfactory Proof of Death or a request for partial withdrawal or full surrender, we will make payment in a lump sum.

12.2 Payment of Policy Proceeds

Rules:

a.   You must select a payment option by written notice to us.

b. Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us.

c. An association, corporation, partnership or fiduciary can only receive a lump sum payment (Option f) or a payment under a fixed period payment option (Option c).

d. If this policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

e. We may require proof of your age and survival or the age and survival of the payee.

f. We reserve the right to pay proceeds in one sum when the amount is less than $5,000, or when the payment option chosen would result in periodic payments of less than $100. If any payment would be or becomes less than $100, we also may change the frequency of payments to an interval that will result in payments of at least $100. In no event will we make payments under a payment option less frequently than annually.

g.   Once fixed payments under a payment option begin, they cannot be changed.

h. No payee may commute, encumber or alienate any proceeds under this policy before they are due. No proceeds are subject to attachment for any debt or obligation of any payee.

i. When the last payee dies, we will pay to the estate of that payee any amount on deposit, or the present value of any remaining guaranteed payments under a fixed payment option.

12.3 Payment Options

Payments under the payment options are fixed payments based on a fixed rate of interest guaranteed to yield 3% on an annual basis. Proceeds to fund payments are transferred to our general account and are no longer a part of the Separate Account. Guaranteed amounts for Options d and e are based upon the Tables for Settlement Options pages contained in this policy. The amount of each fixed payment is set and begins on the date payment of policy proceeds is to begin, and does not change.

Monthly incomes for each $1,000 of proceeds, which include interest, are shown on the Tables for Settlement Options.

Option a - Interest Payment Option. We will pay interest to the payee or credit interest to the amount retained on each month at a rate determined by us on the amount retained.

Option b - Fixed Amount Payable Option. Proceeds are paid in equal monthly installments until proceeds, with interest, have been fully paid. The total annual payment must be at least 5% of the amount retained.

Option c - Fixed Period Payment Option. Proceeds are paid in equal monthly installments for the specified period chosen not to exceed 20 years.

Option d - Lifetime Payment Option. Proceeds are paid as equal monthly income based on the life of a named person, and continue for the lifetime of that person. Variations provide for guaranteed payments for a period of time or a lump sum refund.

Option e - Joint and Last Survivor Lifetime Payment Option. Proceeds are paid as equal monthly income during the joint lives of two individuals and until the last of them dies. Variations provide for a reduced amount of payment during the lifetime of the surviving person.

Option f - Lump Sum Payment Option.  Proceeds are paid in one lump sum.




                      SECTION 13. NOTES ON OUR COMPUTATIONS

13.1 Basis of Computation

We use mortality rates from the Commissioners 2001 Standard Ordinary Mortality Tables, Age Nearest Birthday, in computing minimum surrender values and reserves for this policy. Nonsmoker mortality rates from these Tables are used for the no-tobacco use risk classes, and smoker mortality rates from these Tables are used for tobacco use risk classes. Male mortality rates from these tables are used for male insureds. Female mortality rates from these Tables are used for female insureds.

We assume that the minimum values and reserves held for benefits guaranteed in the Fixed Account will earn interest at the Fixed Account Minimum Credited Rate.

13.2 Methods of Computing Values

We have filed a detailed statement of the method we use to compute policy values and benefits with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this policy is delivered. In no instance will reserves be less than the surrender values.

This page has been left blank intentionally.

                          TABLES FOR SETTLEMENT OPTIONS

Table for Option c                  Table for Option e

Monthly Installments for            Monthly Installments for each $1,000 of Net Proceeds
each $1,000 of Net Proceeds

                                         Male &       Male &        Male &        Male &        Male &
Years Monthly  YearsMonthly        Age   Female  Age  Female   Age  Female   Age  Female   Age  Female
   1   84.47    11    8.56           40   3.16    50    3.50    60    4.05    70    5.07   80    7.08
   2   42.86    12    8.24           41   3.19    51    3.54    61    4.13    71    5.21   81    7.37
   3   28.99    13    7.71           42   3.22    52    3.59    62    4.21    72    5.36   82    7.69
   4   22.06    14    7.26           43   3.25    53    3.63    63    4.29    73    5.53   83    8.03
   5   17.91    15    6.87           44   3.28    54    3.68    64    4.38    74    5.70   84    8.40
   6   15.14    16    6.53           45   3.31    55    3.74    65    4.48    75    5.89   85    8.79
   7   13.16    17    6.23           46   3.34    56    3.79    66    4.58    76    6.10
   8   11.68    18    5.96           47   3.38    57    3.85    67    4.69    77    6.32
   9   10.53    19    5.73           48   3.42    58    3.92    68    4.81    78    6.55
  10    9.61    20    5.51           49   3.46    59    3.98    69    4.93    79    6.81

          Income for payments other than monthly will be furnished by our Service Center upon request.

          The table for Option e values for combinations of ages not shown and values for 2 males or 2 females will be furnished by our Service Center upon request.

Table for Option d  Monthly Installments for each $1,000 of Net proceeds

                  Male                                                     Female
      Life     Months Certain           Cash                 Life     Months Certain             Cash
Age   Only    60     120   180    240   Ref.           Age   Only     60      120    180   240   Ref.
  40  3.54   3.54   3.53   3.52  3.50   3.46             40  3.33     3.33   3.33   3.32  3.31   3.29
  41  3.58   3.58   3.57   3.56  3.54   3.50             41  3.36     3.36   3.36   3.36  3.35   3.32
  42  3.63   3.63   3.62   3.60  3.57   3.54             42  3.40     3.40   3.40   3.39  3.38   3.36
  43  3.68   3.67   3.66   3.64  3.62   3.58             43  3.44     3.44   3.43   3.43  3.41   3.39
  44  3.73   3.72   3.71   3.69  3.66   3.62             44  3.48     3.48   3.47   3.46  3.45   3.42
  45  3.78   3.77   3.76   3.74  3.70   3.66             45  3.52     3.52   3.51   3.50  3.49   3.46
  46  3.83   3.83   3.81   3.79  3.75   3.70             46  3.56     3.56   3.55   3.54  3.53   3.50
   47 3.89   3.89   3.87   3.84  3.80   3.75             47  3.61     3.60   3.60   3.59  3.57   3.54
  48  3.95   3.94   3.93   3.89  3.85   3.80             48  3.65     3.65   3.65   3.63  3.61   3.58
  49  4.01   4.01   3.99   3.95  3.90   3.85             49  3.70     3.70   3.69   3.68  3.66   3.62
  50  4.08   4.07   4.05   4.01  3.95   3.90             50  3.76     3.75   3.75   3.73  3.70   3.67
  51  4.15   4.14   4.11   4.07  4.00   3.96             51  3.81     3.81   3.80   3.78  3.75   3.72
  52  4.22   4.21   4.18   4.13  4.06   4.02             52  3.87     3.87   3.86   3.83  3.80   3.76
  53  4.30   4.29   4.26   4.20  4.12   4.08             53  3.93     3.93   3.91   3.89  3.85   3.82
  54  4.38   4.37   4.33   4.27  4.18   4.14             54  4.00     3.99   3.98   3.95  3.91   3.87
  55  4.47   4.45   4.41   4.34  4.24   4.21             55  4.06     4.06   4.04   4.01  3.96   3.93
  56  4.56   4.54   4.50   4.42  4.30   4.28             56  4.14     4.13   4.11   4.08  4.02   3.99
  57  4.65   4.64   4.59   4.50  4.36   4.35             57  4.21     4.21   4.19   4.14  4.08   4.05
  58  4.75   4.74   4.68   4.58  4.43   4.42             58  4.29     4.29   4.26   4.22  4.14   4.12
  59  4.86   4.84   4.78   4.66  4.49   3.40             59  4.38     4.37   4.34   4.29  4.21   4.18
  60  4.98   4.96   4.88   4.75  4.56   4.59             60  4.47     4.46   4.43   4.37  4.28   4.26
  61  5.10   5.08   4.99   4.84  4.62   4.67             61  4.57     4.56   4.52   4.45  4.34   4.33
  62  5.23   5.20   5.11   4.93  4.69   4.77             62  4.67     4.66   4.62   4.54  4.41   4.41
  63  5.38   5.34   5.23   5.03  4.76   4.86             63  4.78     4.77   4.72   4.63  4.48   4.50
  64  5.53   5.49   5.35   5.13  4.82   4.96             64  4.90     4.88   4.82   4.72  4.55   4.58
  65  5.69   5.64   5.49   5.23  4.88   5.07             65  5.02     5.00   4.94   4.82  4.63   4.68
  66  5.86   5.80   5.63   5.33  4.95   5.18             66  5.16     5.13   5.06   4.92  4.70   4.78
  67  6.04   5.98   5.77   5.43  5.01   5.29             67  5.30     5.27   5.18   5.02  4.77   4.88
  68  6.24   6.16   5.92   5.53  5.06   5.41             68  5.45     5.42   5.32   5.13  4.85   4.99
  69  6.45   6.36   6.07   5.64  5.12   5.54             69  5.61     5.58   5.46   5.23  4.92   5.10
  70  6.67   6.56   6.23   5.74  5.17   5.67             70  5.79     5.75   5.60   5.35  4.98   5.22
  71  6.91   6.78   6.40   5.84  5.21   5.81             71  5.98     5.93   5.76   5.46  5.05   5.35
  72  7.16   7.01   6.57   5.93  5.26   5.96             72  6.19     6.13   5.92   5.57  5.11   5.49
  73  7.43   7.25   6.74   6.03  5.30   6.11             73  6.41     6.34   6.10   5.69  5.17   5.63
  74  7.72   7.51   6.91   6.12  5.33   6.27             74  6.66     6.56   6.27   5.80  5.22   5.78
  75  8.03   7.77   7.09   6.20  5.36   6.44             75  6.92     6.81   6.46   5.91  5.27   5.94
  76  8.36   8.06   7.26   6.28  5.39   6.62             76  7.20     7.06   6.65   6.02  5.31   6.11
  77  8.71   8.35   7.44   6.36  5.42   6.81             77  7.50     7.34   6.85   6.12  5.35   6.29
  78  9.09   8.67   7.62   6.43  5.44   7.00             78  7.83     7.63   7.04   6.22  5.38   6.48
  79  9.50   8.99   7.79   6.50  5.45   7.21             79  8.18     7.94   7.25   6.31  5.41   6.67
  80  9.93   9.33   7.96   6.56  5.47   7.43             80  8.56     8.27   7.45   6.39  5.43   6.88
  81 10.40   9.68   8.12   6.61  5.48   7.65             81  8.98     8.62   7.65   6.47  5.45   7.11
  82 10.89  10.05   8.28   6.66  5.49   7.89             82  9.43     8.99   7.85   6.54  5.47   7.34
  83 11.42  10.42   8.43   6.70  5.50   8.15             83  9.92     9.37   8.04   6.60  5.48   7.58
  84 11.98  10.80   8.58   6.74  5.50   8.41             84 10.45     9.78   8.22   6.65  5.49   7.84
  85 12.58  11.19   8.71   6.77  5.51   8.69             85 11.02    10.20   8.39   8.70  5.50   8.12

          Income for payments other than monthly will be furnished by our Service Center upon request.

          The table for Option d values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by our Service Center upon request.30 SPECIMEN